Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT

THIS CONFIDENTIAL SEPARATION AGREEMENT (the “Agreement”) is entered into by and between Richard Ogawa (“Executive”) and Inphi Corporation, a Delaware corporation (the “Company”).

FACTUAL RECITALS

This Agreement is entered into with respect to the following facts:

A.

Executive has been employed by the Company as its General Counsel. Executive’s last day of employment with the Company (the “Separation Date”) will be on the closing of the merger contemplated by the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) among the Company, Marvell Technology Group Ltd. (“Marvell”) and other entities dated October 29, 2020 (the “Mergers”);

B.	Executive’s employment will be terminated by the Company with less than 60 days written notice;

C.	Executive and the Company entered into a Severance and Change of Control Agreement effective as of August 1, 2019 (“CIC Agreement”).

D.	Executive’s employment will be terminated without Cause within three (3) months prior to a Change of Control as those terms are defined under the CIC Agreement.

E.

The Company wishes to provide Executive separation benefits in accordance with the CIC Agreement and to pay Executive 60 days continued wages and benefits as if notice under the Workers Adjustment and retraining Notification (“WARN”) Act had been applicable. Executive has elected to accept such separation benefits, and to terminate employment with the Company under the terms and conditions set forth below.

F.

To avoid confusion and to consolidate into one place obligations under the Merger Agreement, CIC Agreement and other commitments the parties desire to make to one another, it is desirable to enter into this Agreement.

Accordingly, Executive and the Company now agree as set forth below.

AGREEMENT

1.

Separation from Employment, Positions, and Offices. Executive hereby confirms the termination without cause immediately prior to the closing of the first of the Mergers of his employment with the Company as General Counsel and from all positions and offices that he held with the Company and/or its subsidiaries and/or affiliates effective as of the Separation Date. Executive resigns from all officer or director positions he has with the Company, its subsidiaries, affiliates and/or investments effective as of the Separation Date immediately prior to the closing of the first of the Mergers. Executive further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this Section 1.

2.

Cooperation3. . Executive agrees that he has been and will continue to reasonably cooperate with the Company its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (A) concerning requests for information about the business of the Company or its subsidiaries or affiliates or his involvement and participation therein, (B) concerning any litigation or claims involving the Company in which Executive has information or may be a witness; and (C) in connection with transition and succession matters. Executive’s cooperation shall include, but not be limited to (taking into account Executive’s personal and professional obligations, including those to any new employer or entity to which he provides services), sharing his knowledge about the Company’s practices and procedures as implemented during the course of his employment, being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness where reasonably requested by the Company upon reasonable notice, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. In the event that the Company requests Executive’s cooperation and such cooperation is expected to be more than several hours, Executive may decline such request, unless the parties agree to compensate Executive by paying Executive a mutually agreed reasonable consulting rate for such services and any agreed upon reasonable and necessary travel and other expenses.

3.

Acknowledgment of Payment/Receipt of All Wages and Benefits. Executive understands that he will receive final paychecks which include payment of all wages due (including, but not limited to, base salary, any applicable bonuses, and Executive’s last paycheck which includes his regular final pay through and including the Separation Date) and all accrued, unused vacation and/or PTO on the last date of his employment regardless of whether he signs this Agreement. Executive agrees that upon receipt of this final payment he will sign an acknowledgment in the form attached hereto as Exhibit A, stating that he has been paid all wages due and accrued and reimbursed for all business related expenses he incurred during his employment with the Company. Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company except as set forth in this Section 3 or Section 4 herein.

4.

Severance Consideration. Subject to the terms of this Agreement and Executive’s execution of the attached Release (Exhibit B) within 45 days of receipt (and no revocation during the seven-day revocation period described in the Release) and compliance with the terms thereof:

(a)	the Company shall provide Executive with a lump sum payment of $399,000 (which amount represents fourteen (14) months’ current base salary), less applicable tax withholding;

(b)	the Company shall provide Executive with a lump sum payment of $251,370 (which amount represents fourteen (14) months of Executive’s annual target bonus), less applicable tax withholding;

(c)

the Company shall provide Executive with a lump sum payment of $64,933 (which amount represents a pro rata payment of Executive’s 2021 target bonus through April 20, 2021), less applicable tax withholding;

(d)

the Company shall make fourteen (14) months of premium payments on behalf of Executive and Executive’s dependents following the Effective Date (with a catch-up payment for payments deferred pending the irrevocability of the Release), up to the monthly amount the Company was paying as the employer-portion of premium contributions for health coverage for Executive and Executive’s eligible dependents immediately before the Separation Date, provided that Executive timely elects to extend and continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or corresponding provision of state law (“COBRA”) for this period for Executive and his eligible dependents enrolled immediately before the Separation Date; and

(e)	Executive shall be entitled to acceleration of vesting of Executive’s stock units with respect to the Company’s Common Stock as immediately prior to the Mergers as follows:

•	full acceleration of vesting of the restricted stock units (“RSUs”) granted as Executive’s fiscal year 2020 bonus;

•	accelerated vesting of the RSUs granted as Executive’s 2021 Focal Equity Award that were scheduled to vest through June 30, 2021;

•

vesting in 225% of the target number of shares of Common Stock (the amount of performance determined by the Company’s Compensation Committee or its delegate to have been achieved thereunder) subject to Executive’s 2020 market value stock unit (“MVSU”) award (to which Executive is entitled without regard to termination of employment or the delivery of the Release); and

•	full acceleration of vesting of all other RSUs.

The RSUs and MVSUs (and the shares of Company Common Stock issuable thereunder) that are accelerated pursuant to this subsection (e) shall be deemed outstanding and vested prior to the Delaware Merger Effective Time and will be exchanged (and tax withheld) in accordance with Sections 5.4(f) and (g) of the Merger Agreement.

The “Effective Date” of the Release means the eighth day after the date Executive signs the Release (if it is not revoked prior thereto). The amounts specified in (a), (b) and (c) above will be paid by Company on the Effective Date.

For the avoidance of doubt, the severance consideration provided under this Section 4 constitutes the entire severance payments and consideration receivable by Executive in connection with Executive’s termination of employment and supersedes and replaces any other severance and compensation payable under the CIC Agreement, the Merger Agreement, and any other employment agreement with the Company.

5.	Equity. For convenience of reference, as of April 10, 2021, the following table summarizes Executive’s equity awards:

Date of Grant	Award Number	Type of Award	Number of Unvested Shares as of April 10 (including 225% of Target MVSUs)	Number of Shares to Become Vested Pursuant to Section 4 Assuming the Separation Date and Closing is on April 20, 2021	Total Number of Vested Shares as of Separation Date and Closing (assuming April 20, 2021)
04/19/17	C05412	RSU	4,000	0	4,000
04/19/18	C06378	RSU	8,800	4,400	8,800
04/24/19	C07826	RSU	11,835	11,835	11,835
02/19/20	C09622	RSU	8,145	8,145	8,145
02/19/20	C10413	MVSU	8,237	8,237	8,237
02/19/20	C10414	MVSU	12,219	12,219	12,219
04/20/20	C10522	RSU	456	342	456
02/24/21	C12122	RSU	1,011	1,011	1,011
02/24/21	C12139	RSU	7,971	664	664

7.

Indemnification. Executive is entitled to the indemnification provisions described in the indemnification agreement between Executive and the Company (the “Indemnity Agreement”). Nothing in this Agreement is intended to in any way affect any indemnification rights of or obligations owed to Executive under the Indemnity Agreement, Delaware law or any applicable insurance policies.

8.

Non-Disclosure of Proprietary Information.    Executive promises and agrees that he will comply with all applicable post-employment obligations specified in the IP Agreement and any other applicable employment agreement. Executive will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary non-public information belonging to or concerning the Company, and/or Company Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. The Executive acknowledges and reaffirms in its entirety the Employee Proprietary Information and Invention Assignment Agreement he executed at the start of his employment with the Company (the “IP Agreement”). Nothing in this Agreement is intended to or shall be construed to modify, impair, or terminate any obligation of Executive pursuant to the IP Agreement that by the terms of the IP Agreement continue after Executive’s separation from the Company’s employment.

9.

Section 409A Compliance. The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

10.

No Admission. This Agreement shall never be considered at any time or for any purpose as an admission of liability by any party hereto, or that any party or person referred to herein in this Agreement acted wrongfully with respect to any other party or person.

11.	Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

12.

Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.

13.

Dispute Resolution. Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

14.

Entire Agreement and Modification. This Agreement, along with any agreements described herein, including the Indemnity Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the CIC Agreement (except for the provisions of Sections 6 and 7 of the CIC Agreement which shall survive and are incorporated herein by reference), which agreements are hereby terminated and of no further legal force or effect. However, nothing in this agreement shall waive or release any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, including, but not limited to Executive’s Employee Innovations and Proprietary Rights Assignment Agreement which agreements shall remain in full force and effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by the terms of this Agreement by operation of law.

15.

Execution in Counterparts. This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced. Furthermore, facsimile, or electronic format signatures shall be enforceable as originals.

AGREED:

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, on the dates indicated below.

COMPANY:	INPHI CORPORATION

By: /s/ John Edmunds
Name: John Edmunds
Title: Chief Financial Officer Date: April 20, 2021

By: /s/ Sun Kim
Name: Sun Kim
Title: CHRO and Senior Vice President of Human Resources Date: April 20, 2021

/s/ Richard Ogawa
Richard Ogawa Date: April 20, 2021

[Signature Page to Separation Agreement]

EXHIBIT A

I, Richard Ogawa, acknowledge that I have received final paychecks, which included payment of all wages due and all accrued, unused vacation and/or PTO. I represent that I have been paid all amounts I am owed as salary, wages, bonuses, commissions, incentive compensation, vacation, or other wages due to my employment with Inphi Corporation. and I have received reimbursement of all reimbursable business expenses.

Dated: April 20, 2021	/s/ Richard Ogawa
Richard Ogawa

EXHIBIT B

GENERAL AND COMPLETE RELEASE OF ALL CLAIMS

In exchange for the benefits to be provided to me pursuant to the Confidential Separation Agreement (“Separation Agreement”) to which this is attached as Exhibit B with Inphi Corporation (“Inphi” or “the Company”), I, Richard Ogawa, agree to the following General and Complete Release of All Claims (“Release”):

1. General Release and Discharge of Claims. I hereby release, discharge and covenant not to sue Inphi, Marvell Semiconductor, Inc., or any of their former or current officers, directors, founders, employees, partners, joint venturers, attorneys, investors, shareholders, representatives, agents, predecessors, successors, assigns, subsidiary, parent and/or affiliated entities, and/or any employee benefit plans established or maintain by them, and all persons acting in a fiduciary capacity thereto (collectively, the “Released Parties”) with respect to any and all claims, rights, liens, demands, causes of action, obligations, damages or liabilities, whether asserted or unasserted, known or unknown, contingent or non-contingent, that I have had in the past or now have, against the Released Parties through the date I sign this Release. Without limitation, this complete waiver and release includes any and all contract, tort, wrongful discharge, misrepresentation, wage and hour, discrimination or other claims arising under federal, state or local law, relating in any way to the terms or conditions of my employment with the Company, the termination of my employment with the Company, and/or any matters related to my employment or termination, including without limitation any claims or rights pursuant to my Change of Control Severance Agreement with Inphi dated April 20, 2021 (except for the provisions of Sections 6 and 7 of the Change of Control Severance Agreement which shall survive and are incorporated in the Separation Agreement by reference), up to and including the date of execution of this Agreement, including but not limited to claims and rights under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans With Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the California Family Rights Act; federal, California or other WARN Act laws, and any contractual or other rights to advance notice of termination; the California Labor Code; the California Fair Employment and Housing Act; and, if I am age forty or older, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”); provided, however, that I specifically do not release any claims that arise after I sign this Agreement, any claims that I cannot waive by operation of law, or, if applicable, any claims to challenge the validity of this release under the ADEA. Nothing in this Release is intended to prohibit or discourage my right to file a charge with or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), U.S. Securities and Exchange Commission, or any other federal, state, or local regulatory or law enforcement agency, and I will not forfeit any benefits I am entitled to receive pursuant to the Separation Agreement, or otherwise, if I do so. However, the Separation Agreement benefits shall be the sole compensation or relief (i.e., monetary payment or other remedy) from the Released Parties for the claims I am releasing in this Release. I am waiving my right to any monetary recovery or other relief should the EEOC or any other agency pursue claims on my behalf.

2. Waiver of Known and Unknown Claims. I expressly understand and acknowledge that it is possible that I have unknown losses or claims against the Released Parties or that I may have underestimated the amount or extent of any claims or losses I believe I may have against the Released Parties. I expressly accept and assume the risk of such unknown or underestimated losses or claims and acknowledge and agree that the benefits to be provided to me pursuant to the Separation Agreement fully compensate me for such risks. I expressly acknowledge that this Release is intended to include all claims of any kind, including those that I do not know or suspect to exist in my favor. I expressly waive all rights under California Civil Code Section 1542 and any laws or principles of common law which are similar, comparable or equivalent to California Civil Code Section 1542, which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

3. Pending Claims. If applicable, I agree immediately to withdraw and dismiss with prejudice any claims that are currently pending against any of the Released Parties in any federal, state or local court.

4. Equity Statements. I acknowledge and agree that the vesting (including, as applicable, vesting acceleration), exercise, and other terms pertaining to my equity grants as set forth in the Separation Agreement are accurate, and that (if applicable) my right to exercise vested options and/or other equity and the deadline for such exercise are governed by the terms of the applicable Stock Option Plan and/or other applicable Plan of the Company, and I waive any right to claim otherwise. I further understand and acknowledge that all stock options and/or other equity granted to me that have not yet vested as of my termination date and/or (if applicable) pursuant to the Separation Agreement, are cancelled as of that date.

5. Further Obligations. I acknowledge and agree that I have been paid all wages, bonuses, and other compensation and benefits due to me through the date I sign this Release, including, if applicable, my final wages and accrued vacation. I understand that I am not required to sign this Release to receive my final wages and accrued vacation.

6. No Other Compensation or Benefits. I agree that, except as specifically provided in the Separation Agreement, I shall have no further right to any additional wages, bonuses, severance, commissions, vacation or other paid leave, insurance, stock options, or any other type of compensation or benefits of any kind, including without limitation any severance or other benefits pursuant to any Inphi or Marvell severance plan or policy. I understand and agree that the payments and benefits to be provided to me pursuant to the Separation Agreement in exchange for this Release substantially exceed the benefits to which I would otherwise be entitled.

7. Return of Company Materials and Property. I certify that I have turned over to the Company all confidential information documents, laptops, cell phones, equipment, keys, files, memoranda, records, credit cards, and other physical or personal Company property, except as set forth in Schedule 1 attached hereto.

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8. Advice of Counsel. I acknowledge that I have had an adequate opportunity to consult with my own attorney before signing this Release and that the Company informed me, in writing, that I should talk with my own attorney before signing the Release.

9. Knowing and Voluntary Acceptance of Release. I understand and acknowledge that:

a. I was provided no less than forty-five (45) days to review and consider this Release and decide whether to sign this Release;

b. If I have signed this Release prior to the end of the forty-five (45) day period that the Company has provided for me to consider it, I agree and acknowledge that I knowingly and voluntarily waived my right to consider this Agreement for the full forty-five (45) days and I concluded that I had ample time to consider and understand this Release and to review its terms;

c. My signature below indicates that I am entering into this Release freely, knowingly and voluntarily, with a full understanding of the terms of this Release and its legal effects, and without fraud, duress or coercion; and

d. I understand that if I do not sign this Release within forty-five (45) days, I will not be eligible to receive any of the benefits in the Separation Agreement.

10. Revocation. If I am age forty or older, I understand that I have seven (7) days after I sign this Release to revoke the Release by giving the Company written notice of revocation. I understand that in order to revoke this Release, I must provide written notice by email to mgaynor@marvell.com, so that it is received by the Company within the seven-day period. If written notice of revocation is not received by the Company by the close of business on the seventh (7th) day following my execution of this Release, this Release shall be final, binding, and irrevocable. If I revoke, I will not be eligible to receive benefits under the Separation Agreement.

11. Disclosure under Older Workers Benefit Protection Act. If I am age forty or older, I acknowledge receipt of “Attachment A” with this Release, which describes the job titles and ages of all individuals with CIC agreements selected for termination, and the job titles and ages of all individuals with CIC agreements who were not selected for termination.

12. No Representations. I represent and acknowledge that in signing this Release, I do not rely, and have not relied, upon any representation or statement not set forth herein made by the Company, or by any of its employees, managers, officers, agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Release, or the Separation Agreement or any other matter.

13. Entire Agreement. This Release (together with the Separation Agreement) sets forth the entire agreement with respect to the subject matter hereof and supersedes any and all prior contracts, agreements, arrangements, communications, discussions, representations, warranties, or understandings with respect to the subject matter hereof. I warrant that no promise, inducement, or agreement not expressed herein has been made to me in connection with this Release. I agree that this Release may not be altered, amended, modified or otherwise changed in any respect whatsoever except by an executed written agreement, and I will not claim that this Release has been orally altered or modified or otherwise changed by oral communication of any kind or character.

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14. Binding Agreement. This Release shall be binding upon and inure to the benefit of my heirs, personal representatives, successors and assigns.

15. Governing Law and Venue. This Release shall be construed and enforced pursuant to the laws of the State of California. Any disputes arising out of or relating to this Release shall be brought in the courts of the State of California.

16. Severability. If for any reason any provision of this Release is determined to be invalid, unenforceable or contrary to any existing or future law to any extent, such provision shall be enforced to the extent permissible under the law and such invalidity, unenforceability or illegality shall not impair the operation of or otherwise affect those portions of this Release which are valid, enforceable and legal.

17. Effective Date. This Release shall become effective and irrevocable on the date that I sign it or, if I am age forty or older, on the eighth day after I sign it (“Effective Date”) provided I have not revoked the Release as provided above.

PLEASE READ AND CONSIDER THIS RELEASE CAREFULLY AND CONSULT WITH YOUR OWN ATTORNEY BEFORE SIGNING. THIS IS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: April 20, 2021__________	/s/ Richard Ogawa
Richard Ogawa

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SCHEDULE 1

RETURN OF COMPANY MATERIALS AND PROPERTY

I certify that I have turned over to the Company all confidential information documents, laptops, cell phones, equipment, keys, files, memoranda, records, credit cards, and other physical or personal Company property, except the following property which I have been permitted to retain indefinitely (except as stated below):

1.	Company cellular phone(s);

2.	Physical and/or electronic documents available to the public;

3.	Company computer (to be returned to the Company 6 months following the Effective Date); and

4.	Computer monitor.

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